Exhibit 99.1

Herbalife Nutrition Exceeds Second Quarter 2022 Expectations and Reaffirms Full Year 2022 Topline Guidance

LOS ANGELES--(BUSINESS WIRE)--August 2, 2022--Herbalife Nutrition Ltd. (NYSE: HLF) today reported financial results for the second quarter ended June 30, 2022.

“We are pleased to announce our Q2 performance exceeded our guidance on both top and bottom lines, and we continue to project a return to net sales growth in the fourth quarter,” said John Agwunobi, Chairman and CEO of Herbalife Nutrition.

HIGHLIGHTS

  Second quarter 2022 results exceeded the high-end of our guidance for Net Sales, Adjusted EBITDA and Adjusted EPS1 2
  Second quarter 2022 net sales of $1.4 billion, a 10.3% decrease compared to the second quarter 2021. On a constant currency basis3, net sales declined 5.9% compared to the prior year period.
  Second quarter 2022 reported diluted EPS of $0.88 and adjusted1 diluted EPS of $0.96, compared to second quarter 2021 reported and adjusted1 4 diluted EPS of $1.31 and $1.55, respectively.
  Second quarter 2022 reported net income of $86.5 million and adjusted1 EBITDA of $195.4 million.
  During the second quarter, the Company repurchased approximately 1.1 million shares for a total purchase price of $30.2 million.
  Reaffirming full year 2022 guidance for net sales and adjusted2 EBITDA. Lowering adjusted2 diluted full year 2022 EPS guidance, primarily due to unfavorable currency movement.

____________________

1 Adjusted diluted EPS and adjusted EBITDA are non-GAAP measures. See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a detailed reconciliation of these measures to the most directly comparable GAAP measure, and a discussion of why we believe these non-GAAP measures are useful.
2 Adjusted diluted EPS and adjusted EBITDA are non-GAAP measures. See the “Outlook” discussion below and the related footnotes and Schedule A – “Reconciliation of Non-GAAP Financial Measures” for additional information regarding adjusted diluted EPS and adjusted EBITDA guidance.
3 Growth/decline in net sales excluding the effects of foreign exchange is based on “net sales in local currency,” a non-GAAP financial measure. See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a discussion of why we believe adjusting for the effects of foreign exchange is useful.
4 Prior year adjusted net income, adjusted diluted EPS and adjusted EBITDA were restated to conform to current year presentation to exclude expenses related to the transformation program.

MANAGEMENT COMMENTARY

Herbalife Nutrition reported net sales of $1.4 billion for the second quarter of 2022, a decrease of 10.3% compared to the prior year. Volume points for the quarter declined 9.1% compared to the prior year. Both measures were above the Company‘s Q2 guidance range.

Reported EPS for the second quarter was $0.88 and adjusted1 earnings per diluted share was $0.96, also exceeding the high-end of the Company‘s guidance range of $0.60 to $0.80. Net income during the quarter was $86.5 million, resulting in adjusted1 EBITDA of $195.4 million, well above the Company’s guidance range of $135 to $155 million.

As Herbalife Nutrition’s underlying business trends stabilized during the remainder of the 2nd quarter compared to April levels, the Company is reaffirming its outlook for the year on net sales and adjusted2 EBITDA, but lowering its full year outlook for adjusted2 diluted EPS, primarily due to unfavorable currency movement. For the full year, the Company is reaffirming net sales guidance range of down 10.0% to down 4.0%, with an expected return to year-over-year net sales growth in the fourth quarter. The Company is reaffirming full year adjusted2 EBITDA guidance range of $680 million to $740 million. The Company is lowering full year adjusted2 EPS guidance to be in the range of $3.25 to $3.75.

The Company has observed that in-person events are energizing those independent distributors who chose to attend. During the month of July, the Company hosted two large sales events in the U.S. and India, with combined in-person attendance of over 40,000. The Company believes in-person events are one of the best opportunities to educate, train and motivate our distributors, particularly those that are new to the business.

As mentioned in our first quarter release, the Company took incremental pricing actions in most markets in late Q2, on top of previously implemented price increases during the first quarter to offset significant increases in input and freight costs. We believe the top line outperformance in June benefited from increased sales ahead of the pricing actions in June that would have otherwise been realized in July. As a result, the initiation of Q3 guidance includes this impact of pull forward of net sales into Q2.

The Company continues to innovate with local product development, which resulted in approximately 60 new SKU launches during the second quarter, and over 20 so far during the third quarter. The Company believes ongoing investments in its business and products will help drive performance and ultimately create meaningful shareholder value.

The Company announced new leadership promotions to ensure the Company is best supporting its independent distributors and unleashing the potential and power of the regional teams. John DeSimone will become Executive Vice Chair of the Company. Mr. DeSimone’s vast experience and unmatched knowledge of the Company will enable him to work on transformative growth initiatives that are central to the Company’s future.

Additionally, the Company has created three new regional presidents: Stephen Conchie will be Regional President of APAC and China, Edi Hienrich will be Regional President of EMEA and India, and Frank Lamberti will be Regional President of the Americas. These individuals have proven to be effective leaders and their new titles reflect the importance of their roles.

“Net sales growth remains our top priority, so we are encouraged to see that compared to April, our key performance indicators have stabilized. We are pleased to see our cost control measures are beginning to generate sequential margin improvement. With significant pricing actions implemented in June, the Company will closely monitor any demand elasticity impact as well as the effect of the broader macroeconomic conditions on the performance of the business. Additionally, I am inspired by the leadership and enthusiasm I have witnessed from our distributors at the in-person events I attended,” said CEO John Agwunobi.

Second Quarter 2022 Key Metrics

Regional Net Sales and Foreign Exchange (“FX”) Impact

Region	Reported Net Sales 2Q’22 (mil)	Growth/Decline including FX vs. 2Q’21	Growth/Decline excluding FX vs. 2Q’21 (a) 3
Asia Pacific	$450.7	15.0%	20.6%
North America	$343.5	(16.5%)	(16.4%)
EMEA	$289.0	(21.4%)	(10.3%)
Mexico	$123.9	4.3%	4.3%
China	$103.7	(41.0%)	(39.7%)
South & Central America	$81.9	(5.6%)	(2.9%)
Worldwide Total	$1,392.7	(10.3%)	(5.9%)

(a) Growth/decline in net sales excluding the effects of foreign exchange is based on “net sales in local currency,” a non-GAAP financial measure. See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a discussion of why we believe adjusting for the effects of foreign exchange is useful.

Regional Volume Point Metrics

	Volume Points
Region	2Q’22 (mil)	Yr/Yr % Chg
Asia Pacific	579.5	18.3%
North America	397.2	(21.4%)
EMEA	354.9	(20.3%)
Mexico	205.6	(4.2%)
China	69.8	(34.5%)
South and Central America	105.3	(13.0%)
Worldwide Total	1,712.3	(9.1%)

Outlook

Following is the Company’s third quarter and updated full year 2022 guidance based on current business and macroeconomic trends:

	Three Months Ending		Twelve Months Ending
	September 30, 2022		December 31, 2022
	Low	High	Low	High
Volume Point Growth (Decline) vs 2021	(14.0%)	(8.0%)	(12.5%)	(6.5%)
Net Sales Growth (Decline) vs 2021	(9.0%)	(3.0%)	(10.0%)	(4.0%)
Adjusted Diluted EPS (a) (b)	$0.70	$0.95	$3.25	$3.75
Adjusted EBITDA ($ millions) (b)	$160	$180	$680	$740
Cap Ex ($ millions)	-	-	$175	$225

Currency Fluctuation in Guidance

  Guidance is based on the average daily exchange rates for the first two weeks of July 2022.
  For the third quarter 2022, net sales guidance includes a projected currency headwind of approximately 550bps, adjusted(a)(b) diluted EPS guidance includes a projected currency headwind of approximately $0.19 per diluted share, and adjusted(a)(b) EBITDA guidance includes a projected currency headwind of approximately $24 million, all versus the third quarter of 2021.
  For the full year 2022, net sales guidance includes a projected currency headwind of approximately 440bps, adjusted(a)(b) diluted EPS guidance includes a projected currency headwind of approximately $0.55 per diluted share, and adjusted(a)(b) EBITDA guidance includes a projected currency headwind of approximately $72 million, all versus the full year 2021.
  Net sales, adjusted(a)(b) diluted EPS, and adjusted(a)(b) EBITDA represent projections translated into US dollars at currency rates equal to the average rates used to translate 2021 third quarter and full year net sales, diluted EPS, and adjusted EBITDA and adjusted for items such as hedging gains/losses to be directly comparable to 2021 values. See our Company’s Form 10-K for the year ended December 31, 2021 and Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a discussion of why we believe adjusting for the effects of foreign exchange is useful.

Share Repurchase in Guidance

  With respect to guidance, the Company has assumed $50 million in share repurchases will be completed during the fourth quarter.
  During the third quarter, the Company will reallocate $50 million to strategically pay down a portion of its outstanding debt and is no longer guiding for any share repurchases to be completed during the quarter. Share repurchases may still be executed opportunistically during the third quarter.

(a) Excludes the following items that cannot be accurately predicted: any future potential ongoing tax effects from the exercise or vesting of equity awards that could impact the Company's tax rate due to the stock compensation accounting standard, as well as any future potential dilution from the Company’s convertible notes due in 2024.
(b) Adjusted diluted EPS and adjusted EBITDA guidance are non-GAAP measures and exclude potential charges or gains that may be recorded during the applicable period, such as, among other things, loss contingencies, gain/loss on debt extinguishments and refinancing, tax charges relating to tax law changes, net expenses related to the COVID-19 pandemic, and other unanticipated charges and events. The Company does not provide reconciliations of forward-looking non-GAAP Adjusted diluted EPS and adjusted EBITDA guidance to net income, the comparable GAAP measure, because the impact and timing of these potential charges and gains cannot be determined without unreasonable efforts due to their inherent historical variability, complexity, and unpredictability. These items, which are necessary for a presentation of the reconciliation to GAAP, could have a potentially significant impact on the Company’s GAAP results.

Earnings Conference Call

Herbalife Nutrition senior management will host an investor conference call to discuss its recent financial results and provide an update on current business trends on Tuesday, August 2nd, 2022, at 2:30 p.m. PT (5:30 p.m. ET).

Participants will need to register to receive dial-in information to the call, and may do so by visiting the investor relations section of the Company’s website at http://ir.herbalife.com. Additionally, live audio of the conference call will be simultaneously webcast at https://edge.media-server.com/mmc/p/bvzrmiar. Senior management also plans to reference slides during the call, which will also be available on the investor relation’s section of the Company’s website.

An audio replay will be available following the completion of the conference call, and the webcast of the teleconference will be archived and available on the Company’s investor relations site.

About Herbalife Nutrition Ltd.

Herbalife Nutrition (NYSE: HLF) is a global nutrition company that has been changing people's lives with great nutrition products and a business opportunity for its independent distributors since 1980. The Company offers science-backed products to consumers in 95 markets by entrepreneurial distributors who provide one-on-one coaching and a supportive community that inspires their customers to embrace a healthier, more active lifestyle. Through the Company’s commitment to nourish people, communities and our planet, Herbalife Nutrition pledges to achieve 50 million positive impacts – tangible acts of good – by 2030, its 50th anniversary.

For more information, please visit IAmHerbalifeNutrition.com.

Herbalife Nutrition also encourages investors to visit its investor relations website at ir.herbalife.com as financial and other information is posted.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results or outcomes could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, many of which are beyond our control. Additionally, many of these risks and uncertainties are, and may continue to be, amplified by the COVID-19 pandemic. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in or implied by our forward-looking statements include the following:

  the potential impacts of the COVID-19 pandemic and current global economic conditions, including inflation, on us; our Members, customers, and supply chain; and the world economy;
  our ability to attract and retain Members;
  our relationship with, and our ability to influence the actions of, our Members;
  our noncompliance with, or improper action by our employees or Members in violation of, applicable U.S. and foreign laws, rules, and regulations;
  adverse publicity associated with our Company or the direct-selling industry, including our ability to comfort the marketplace and regulators regarding our compliance with applicable laws;
  changing consumer preferences and demands and evolving industry standards, including with respect to climate change, sustainability, and other environmental, social, and governance, or ESG, matters;
  the competitive nature of our business and industry;
  legal and regulatory matters, including regulatory actions concerning, or legal challenges to, our products or network marketing program and product liability claims;
  the Consent Order entered into with the FTC, the effects thereof and any failure to comply therewith;
  risks associated with operating internationally and in China;
  our ability to execute our growth and other strategic initiatives, including implementation of our transformation program and increased penetration of our existing markets;
  any material disruption to our business caused by natural disasters, other catastrophic events, acts of war or terrorism, including the war in Ukraine, cybersecurity incidents, pandemics, and/or other acts by third parties;
  our ability to adequately source ingredients, packaging materials, and other raw materials and manufacture and distribute our products;
  our reliance on our information technology infrastructure;
  noncompliance by us or our Members with any privacy laws, rules, or regulations or any security breach involving the misappropriation, loss, or other unauthorized use or disclosure of confidential information;
  contractual limitations on our ability to expand or change our direct-selling business model;
  the sufficiency of our trademarks and other intellectual property;
  product concentration;
  our reliance upon, or the loss or departure of any member of, our senior management team;
  restrictions imposed by covenants in the agreements governing our indebtedness;
  risks related to our convertible notes;
  changes in, and uncertainties relating to, the application of transfer pricing, income tax, customs duties, value added taxes, and other tax laws, treaties, and regulations, or their interpretation;
  our incorporation under the laws of the Cayman Islands; and
  share price volatility related to, among other things, speculative trading and certain traders shorting our common shares.

We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Results of Operations

Herbalife Nutrition Ltd. and Subsidiaries
Condensed Consolidated Statements of Income
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	6/30/2022	6/30/2021	6/30/2022	6/30/2021
	(unaudited)
North America	$343.5	$411.3	$669.7	$771.8
EMEA	289.0	367.7	584.0	721.9
Asia Pacific	450.7	391.9	858.4	795.3
Mexico	123.9	118.8	242.3	237.0
China	103.7	175.8	209.3	345.1
South and Central America	81.9	86.8	164.8	182.8
Worldwide Net Sales	1,392.7	1,552.3	2,728.5	3,053.9
Cost of Sales	315.8	323.2	622.9	637.5
Gross Profit	1,076.9	1,229.1	2,105.6	2,416.4
Royalty Overrides	452.9	485.8	886.7	959.8
Selling, General, and Administrative Expenses	470.0	505.9	924.9	1,012.6
Other Operating Income (1)	(1.8)	(0.5)	(14.9)	(16.4)
Operating Income	155.8	237.9	308.9	460.4
Interest Expense, net	31.7	36.8	61.4	74.3
Other expense, net (2)	-	24.6	-	24.6
Income Before Income Taxes	124.1	176.5	247.5	361.5
Income Taxes	37.6	32.3	62.8	69.9
Net Income	$86.5	$144.2	$184.7	$291.6

Weighted-Average Shares Outstanding:
Basic	98.2	108.0	99.1	108.2
Diluted	98.7	110.2	100.2	110.7

Earnings Per Share:
Basic	$0.88	$1.33	$1.86	$2.70
Diluted	$0.88	$1.31	$1.84	$2.63

(1) Other Operating Income for the three and six months ended June 30, 2022 and June 30, 2021 relates to certain China government grant income.
(2) Other Expense, net for the three and six months ended June 30, 2021 relates to loss on the extinguishment of the 2026 Notes.

Herbalife Nutrition Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	Jun 30,	Dec 31,
	2022	2021

ASSETS
Current Assets:
Cash and cash equivalents	$581.4	$601.5
Receivables, net	83.4	66.9
Inventories	554.3	575.7
Prepaid expenses and other current assets	210.9	187.7
Total Current Assets	1,430.0	1,431.8

Property, plant and equipment, net	465.7	442.1
Operating lease right-of-use assets	212.4	220.0
Marketing-related intangibles and other intangible assets, net	316.5	317.3
Goodwill	91.9	95.4
Other assets	286.0	313.2
Total Assets	$2,802.5	$2,819.8

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$100.8	$92.0
Royalty overrides	348.0	363.2
Current portion of long-term debt	29.4	29.4
Other current liabilities	576.1	595.8
Total Current Liabilities	1,054.3	1,080.4

Non-current liabilities:
Long-term debt, net of current portion	2,780.8	2,733.2
Non-current operating lease liabilities	196.2	201.2
Other non-current liabilities	186.6	196.5
Total Liabilities	4,217.9	4,211.3

Commitments and Contingencies

Shareholders' deficit:
Common shares	0.1	0.1
Paid-in capital in excess of par value	185.8	318.1
Accumulated other comprehensive loss	(243.1)	(211.8)
Accumulated deficit	(1,029.3)	(1,169.0)
Treasury stock	(328.9)	(328.9)
Total Shareholders' Deficit	(1,415.4)	(1,391.5)

Total Liabilities and Shareholders' Deficit	$2,802.5	$2,819.8

Herbalife Nutrition Ltd. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)

	Six Months Ended
	6/30/2022	6/30/2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$184.7	$291.6
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	58.6	53.5
Share-based compensation expenses	26.1	27.9
Non-cash interest expense	3.3	14.4
Deferred income taxes	7.6	7.3
Inventory write-downs	16.6	13.2
Foreign exchange transaction (gain) loss	(0.7)	9.4
Loss on extinguishment of debt	-	24.6
Other	(8.7)	(0.2)
Changes in operating assets and liabilities:
Receivables	(19.3)	(25.5)
Inventories	(15.3)	(57.0)
Prepaid expenses and other current assets	(23.0)	(29.6)
Accounts payable	10.2	16.8
Royalty overrides	(9.5)	(7.0)
Other current liabilities	(13.4)	(53.8)
Other	12.1	1.3
NET CASH PROVIDED BY OPERATING ACTIVITIES	229.3	286.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(75.9)	(68.4)
Other	0.1	-
NET CASH USED IN INVESTING ACTIVITIES	(75.8)	(68.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from senior secured credit facility, net of discount	159.0	345.0
Principal payments on senior secured credit facility and other debt	(173.7)	(205.5)
Proceeds from senior notes	-	600.0
Repayment of senior notes	-	(420.7)
Debt issuance costs	-	(7.4)
Share repurchases	(146.5)	(733.2)
Other	2.2	2.0
NET CASH USED IN FINANCING ACTIVITIES	(159.0)	(419.8)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(15.0)	(6.4)
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(20.5)	(207.7)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	610.4	1,054.0
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$589.9	$846.3

Supplemental Information

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited and unreviewed), (All tables provide Dollars in millions, except per Share Data)

Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA

In addition to its reported results and guidance calculated in accordance with GAAP, the Company has included in this release adjusted net income, adjusted diluted EPS and adjusted EBITDA, performance measures that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Adjusted net income, adjusted diluted EPS and adjusted EBITDA exclude the impact of certain unusual or non-recurring items such as non-cash interest expense and amortization associated with the Company’s convertible notes, expenses related to regulatory inquiries and legal accruals, debt issuance costs and losses on extinguishment of debt, expenses related to COVID-19 pandemic, non-income tax items, and expenses related to transformation program, as further detailed in the reconciliations below. Prior year adjusted net income, adjusted diluted EPS and adjusted EBITDA were restated to conform to current year presentation to exclude expenses related to the transformation program.

Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, calculated in accordance with GAAP, can provide useful supplemental information for investors because they facilitate a period to period comparative assessment of the Company’s operating performance relative to its performance based on reported results under GAAP, while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company’s operations and underlying operational performance. The Company’s definition and calculation as set forth in the tables below of adjusted net income, adjusted diluted EPS and adjusted EBITDA may not be comparable to similarly titled measures used by other companies because other companies may not calculate them in the same manner as the Company does and should not be viewed in isolation from nor as alternatives to net income or diluted EPS calculated in accordance with GAAP. The Company does not provide reconciliations of forward-looking non-GAAP adjusted diluted EPS and adjusted EBITDA guidance to net income, the comparable GAAP measure, because the impact and timing of the potential charges and gains cannot be determined without unreasonable efforts due to the inherent historical variability, complexity, and unpredictability. These items, which are necessary for a presentation of a reconciliation to GAAP, could have a potentially significant impact on the Company’s GAAP results.

Currency Fluctuation

Our international operations have provided and will continue to provide a significant portion of our total net sales. As a result, total net sales will continue to be affected by fluctuations in the U.S. dollar against foreign currencies. In order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency fluctuations, in addition to comparing the percent change in net sales from one period to another in U.S. dollars, we also compare the percent change in net sales from one period to another period using “net sales in local currency.” Net sales in local currency is not a U.S. GAAP financial measure. Net sales in local currency removes from net sales in U.S. dollars the impact of changes in exchange rates between the U.S. dollar and the local currencies of our foreign subsidiaries, by translating the current period net sales into U.S. dollars using the same foreign currency exchange rates that were used to translate the net sales for the previous comparable period. We believe presenting net sales in local currency is useful to investors because it allows a meaningful comparison of net sales of our foreign operations from period to period. However, net sales in local currency measures should not be considered in isolation or as an alternative to net sales in U.S. dollar measures that reflect current period exchange rates, or to other financial measures calculated and presented in accordance with U.S. GAAP.

The following is a reconciliation of net income, presented and reported in accordance with U.S. generally accepted accounting principles, to net income adjusted for certain items:

	Three Months Ended		Six Months Ended
	6/30/2022	6/30/2021	6/30/2022	6/30/2021
	(in millions)

Net income, as reported	$86.5	$144.2	$184.7	$291.6
Non-cash interest expense and amortization of non-cash issuance costs (1) (2) (3)	-	5.9	-	11.6
Debt issuance costs related to the senior secured credit facility amendment (1) (2) (4)	-	-	-	1.1
Net expenses related to COVID-19 pandemic (1) (2)	1.6	4.5	3.3	9.3
Expenses related to transformation program (1) (2)	3.2	3.7	4.8	3.7
Russia-Ukraine conflict charges (1) (2)	5.4	-	5.4	-
Loss on extinguishment of debt (1) (2) (5)	-	24.6	-	24.6
Non-income tax items, net (1) (2) (6)	-	(7.4)	-	(7.4)
Income tax adjustments for above items (1) (2)	(1.9)	(4.8)	(2.4)	(6.0)
Net income, as adjusted (7)	$94.8	$170.7	$195.8	$328.5

The following is a reconciliation of diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to diluted earnings per share adjusted for certain items.

	Three Months Ended		Six Months Ended
	6/30/2022	6/30/2021	6/30/2022	6/30/2021
	(per share)

Diluted earnings per share, as reported	$0.88	$1.31	$1.84	$2.63
Non-cash interest expense and amortization of non-cash issuance costs (1) (2) (3)	-	0.05	-	0.10
Debt issuance costs related to the senior secured credit facility amendment (1) (2) (4)	-	-	-	0.01
Net expenses related to COVID-19 pandemic (1) (2)	0.02	0.04	0.03	0.08
Expenses related to transformation program (1) (2)	0.03	0.03	0.05	0.03
Russia-Ukraine conflict charges (1) (2)	0.05	-	0.05	-
Loss on extinguishment of debt (1) (2) (5)	-	0.22	-	0.22
Non-income tax items, net (1) (2) (6)	-	(0.07)	-	(0.07)
Income tax adjustments for above items (1) (2)	(0.02)	(0.04)	(0.02)	(0.05)
Adjusted diluted earnings per share (7)	$0.96	$1.55	$1.96	$2.97

The following is a reconciliation of net income, presented and reported in accordance with U.S. generally accepted accounting principles, to EBITDA and adjusted EBITDA:

	Three Months Ended		Six Months Ended
	6/30/2022	6/30/2021	6/30/2022	6/30/2021
	(in millions)

Net income, as reported	$86.5	$144.2	$184.7	$291.6
Interest Expense, net	31.7	36.8	61.4	74.3
Income Taxes	37.6	32.3	62.8	69.9
Depreciation and amortization	29.4	27.1	58.6	53.5
EBITDA	$185.2	$240.4	$367.5	$489.3
Net expenses related to COVID-19 pandemic (1) (2)	1.6	4.5	3.3	9.3
Expenses related to transformation program (1) (2)	3.2	3.7	4.8	3.7
Russia-Ukraine conflict charges (1) (2)	5.4	-	5.4	-
Loss on extinguishment of debt (1) (2) (5)	-	24.6	-	24.6
Non-income tax items, net (1) (2) (6)	-	(7.4)	-	(7.4)
Adjusted EBITDA	$195.4	$265.8	$381.0	$519.5

(1) Based on interim income tax reporting rules, these expenses are not considered discrete items. The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s).

(2) Excludes tax (benefit)/expense as follows:
	Three Months Ended		Six Months Ended
	6/30/2022	6/30/2021	6/30/2022	6/30/2021
	(in millions)

Non-cash interest expense and amortization of non-cash issuance costs	$-	$0.1	$-	0.2
Debt issuance costs related to the senior secured credit facility amendment	-	-	-	(0.2)
Net expenses related to COVID-19 pandemic	(0.4)	(0.8)	(0.7)	(1.9)
Expenses related to transformation program	(0.3)	(0.5)	(0.5)	(0.5)
Russia-Ukraine conflict charges	(1.2)	-	(1.2)	-
Loss on extinguishment of debt	-	(5.3)		(5.3)
Non-income tax items, net	-	1.7	-	1.7
Total income tax adjustments (7)	$(1.9)	$(4.8)	$(2.4)	$(6.0)

	Three Months Ended		Six Months Ended
	6/30/2022	6/30/2021	6/30/2022	6/30/2021
	(per share)

Non-cash interest expense and amortization of non-cash issuance costs	-	$-	-	-
Debt issuance costs related to the senior secured credit facility amendment	-	-	-	-
Net expenses related to COVID-19 pandemic	-	(0.01)	(0.01)	(0.02)
Expenses related to transformation program	-	-	-	-
Russia-Ukraine conflict charges	(0.01)	-	(0.01)	-
Loss on extinguishment of debt	-	(0.05)	-	(0.05)
Non-income tax items, net	-	0.02	-	0.02
Total income tax adjustments (7)	$(0.02)	$(0.04)	$(0.02)	$(0.05)

(3) Relates to non-cash expense on the Company's 2.625% convertible senior notes due 2024.
(4) Relates to costs incurred in the amendment of the senior secured credit facility as described in the Company's Form 10-Q for the three months ended June 30, 2022.
(5) Relates to the loss on the extinguishment of the senior notes due 2026.
(6) Relates to certain non-income tax assessments, recoveries and credits.
(7) Amounts may not total due to rounding.

Contacts

Media Contact:
Gary Kishner
Senior Director, Media Relations
213.745.0456

Investor Contact:
Eric Monroe
Senior Director, Investor Relations
213.745.0449